SEMPRA ENERGY
RETIREMENT PLAN FOR DIRECTORS


1.	PURPOSE
The purpose of this unfunded plan is to retain outstanding directors for Sempra Energy.
2.	ELIGIBILITY
Members of the Sempra Energy Board of Directors who participated in a Director Retirement Plan maintained by Pacific Enterprises, Enova corporation or San Diego Gas & Electric ("Prior Plan") shall be eligible to participate in this Plan which is a successor to the Prior Plan.
Directors shall retire no later than the Annual Meeting of the company held on or after the director's 72nd birthday.
3.	LUMP SUM OPTION
Unless an eligible director makes an election pursuant to paragraph 4 below, he/she shall receive a lump sum benefit which is the actuarial equivalent of the benefit in paragraph 4 (exclusive of any benefit derived from post-retirement, retainer and/or fee increases). Payment shall be as soon as practicable following separation from the Board. Actuarial equivalency shall be determined using the "Gatt rate" for the calendar month preceding the calendar month in which the separation from the Board occurs.
4.	ANNUAL BENEFIT OPTION
Each eligible director who elects the annual benefit option at least one year before leaving the Board is entitled to an annual retirement benefit equal to the sum of (a) the then-current year's annual base retainer (exclusive of any amount paid for committee service); and (b) the then-current fee for attending a regularly scheduled meeting of the full Board in California, multiplied by 10, subject to upward adjustments if the retainer and/or meeting fee increases subsequent to retirement. In the event that an increase occurs, the directors' retirement benefit will be adjusted effective with the next scheduled payment. Retirement benefits payable to directors who retired under a Prior Plan, are governed by that plan as in effect at the time of retirement.
The amount of the annual retirement benefit will not be affected by a director's deferral of compensation under the Deferred Compensation Plan for Directors.
Benefit payments will start on the first day of the calendar quarter on or after the date an eligible director leaves the Board, provided the director is at least age 65. An eligible director who leaves the Board prior to age 65 will start receiving benefit payments on the first day of the calendar quarter in which the director turns
65. Benefits will be paid on the first day of each quarter thereafter, and will be paid for a period equal to the length of the director's service as an outside director under the Prior Plan plus the director's service as an outside director under this plan to a maximum of the greater of five years or ten years less the years of Participation under the Prior Plan or until death, whichever occurs first. Each quarterly payment will be one-fourth the annual retirement benefit. There are no death benefits payable under this plan except as provided in paragraph 5.
5.	SURVIVOR BENEFITS
If a married eligible director dies after the start of benefit payments, his/her surviving spouse shall receive the remaining payments, if any, to which the eligible director would have been entitled but for his/her death. Such benefits will cease upon the surviving spouse's death. If an eligible married director dies prior to the start of benefit payments, his/her surviving spouse will receive a benefit calculated pursuant to paragraph 3, as soon as is reasonably practicable following the eligible director's death.
6.	ADMINISTRATION
The Company's Compensation Committee shall have full and final authority to interpret this plan and to make determinations that it believes advisable for the administration of the plan. All decisions and determinations by the Compensation Committee shall be final and binding upon all parties.
7.	GRANDFATHER BENEFIT
In the event that the retirement benefit calculated under the terms of a Prior Plan is greater than the benefit amount under paragraph 3 herein, the eligible director shall receive a benefit equal to such Prior Plan retirement benefit subject to the maximum provided in 4 above.
8.	OFFSET AMOUNT
The benefit, if any, to be received under this Plan shall be reduced dollar for dollar, but not below zero, by the benefit that an eligible director (and/or his or her survivor) receives under the Sempra Energy Executive Security Bonus Plan (the "EBP") multiplied by a fraction the numerator of which is the present value of the eligible director's accrued benefit hereunder measured as of the date payment is received under the EBP and the denominator of which is the sum of the present value of the eligible director's accrued benefit hereunder and the value of the eligible director's account balance, if any, under the Sempra Energy Deferred Compensation and Excess Savings Plan, both measured as of the date payment is received under the EBP. Such reduction shall be further enhanced by interest on the offset amount accruing, at the average 30-year Treasury rate for the calendar month preceding the date of the change in control, from the time of distribution from the EBP to the time of distribution hereunder.